NEWS RELEASE

BIOLASE COMMENTS ON ORACLE PARTNERS L.P. PRESS RELEASE

IRVINE, CA (March 13, 2014) — BIOLASE, Inc. (NASDAQ:BIOL), the world’s leading manufacturer and distributor of dental lasers, including the Company’s proprietary WaterLase®, and a pioneer in laser surgery in other medical specialties, as well as a distributor of digital radiography, intra oral scanners, and chair-side milling machines and 3-D printers for dentistry, today issued a statement in response to a press release issued by Oracle Partners L.P. (“Oracle”) announcing its nomination of four director candidates to stand for election to the BIOLASE® Board of Directors at the Company’s 2014 Annual Meeting of Stockholders. BIOLASE shareholders are not required to take any action at this time.

BIOLASE issued the following statement:

BIOLASE welcomes open communications with its shareholders and values constructive ideas that advance the Board’s goal of enhancing value for all shareholders. BIOLASE is executing a robust strategic plan to build a platform on which we can leverage our Total Technology Solution™ to achieve long-term growth and deliver value to BIOLASE shareholders. The Board and management team will continue to take actions that we believe enable us to achieve this objective.

On March 11, 2014, Oracle, which reports that it is a 16% shareholder of the Company, filed a lawsuit in the Chancery Court of Delaware seeking a Court determination of the composition of the Board and a temporary restraining order that would preclude the Board from taking any action without the approval of four purported directors whose directorships Oracle claims to be undisputed. The Company will respond to Oracle’s claims in the Chancery Court. Furthermore, the Nominating and Corporate Governance Committee will consider Oracle’s other nominees in due course. The date of the Company’s 2014 Annual Meeting of Stockholders has not yet been announced.

About BIOLASE, Inc.
BIOLASE, Inc. is a biomedical company that develops, manufactures, and markets innovative lasers in dentistry and medicine and also markets and distributes high-end 2D and 3D digital imaging equipment, CAD/CAM intraoral scanners, and in-office milling machines and 3D printers; products that are focused on technologies that advance the practice of dentistry and medicine. The Company’s proprietary laser products incorporate approximately 300 patented and patent-pending technologies designed to provide biologically clinically superior performance with less pain and faster recovery times. Its innovative products provide cutting-edge technology at competitive prices to deliver the best results for dentists and patients. BIOLASE’s principal products are revolutionary dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications, and a full line of dental imaging equipment. BIOLASE has sold more than 25,000 lasers. Other laser products under development address ophthalmology and other medical and consumer markets.

For updates and information on WaterLase and laser dentistry, find BIOLASE online at www.biolase.com, Facebook at www.facebook.com/biolase, Twitter at www.twitter.com/biolaseinc, Pinterest at www.pinterest.com/biolase, LinkedIn at www.linkedin.com/company/biolase, Google+ at www.google.com/+BIOLASEIrvine, Instagram at www.instagram.com/biolaseinc, and YouTube at www.youtube.com/biolasevideos.

BIOLASE®, WaterLase®, and Total Technology SolutionTM are registered trademarks or trademarks of BIOLASE, Inc.

Forward Looking Information
This press release may contain forward-looking statements and information within the meaning of safe harbor provided by the Securities Reform Act of 1995 that are based on the current expectations and estimates by BIOLASE. These forward-looking statements can be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions. Forward-looking statements are based on BIOLASE’s current, preliminary expectations and are subject to risks, uncertainties and other factors which may cause the Company’s actual results to differ materially from the statements contained herein, and are described in the Company’s reports it files with the Securities and Exchange Commission, including its annual and quarterly reports. No undue reliance should be placed on forward-looking statements. Such information is subject to change, and BIOLASE undertakes no obligation to update such statements.

For further information, please contact:

Joele Frank, Wilkinson Brimmer Katcher
Eric Brielmann / Annabelle Rinehart
212-355-4449